UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Parker-Hannifin Corporation (the “Company”) is filing these definitive additional materials pursuant to Rule 14a-6(b). The following e-mail correspondence and email attachment will be provided to certain shareholders of the Company.

[E-mail Correspondence]

Dear Parker Shareholders:

By now you have received your copy of Parker’s 2014 Annual Report and the accompanying Proxy Statement and proxy card or 401(k) confidential voting instructions. As a fellow shareholder, I encourage you to read these documents carefully and vote your shares. As always, your vote is important.

The Proxy Statement contains five matters on which you may vote, including a shareholder proposal requesting our Board of Directors initiate the appropriate process to amend our articles of incorporation for a majority vote standard in the election of our Directors. As described in the Proxy Statement, our Board of Directors is recommending that shareholders vote AGAINST this shareholder proposal (Item 5).

As a shareholder, I wanted to make sure you had all the facts before you vote your shares. One of the key facts in our Board of Directors’ recommending that you vote AGAINST the shareholder proposal is that Parker has already adopted a director resignation policy. This director resignation policy is set forth in our “Guidelines on Corporate Governance Issues” which you can access on our website, www.phstock.com, under the “Corporate Governance” tab. I have attached the relevant portion of the Guidelines setting forth our director resignation policy.

The director resignation policy promotes a good balance between providing shareholders a meaningful role in the process of electing directors and allowing our Board of Directors flexibility to exercise its independent judgment on a case-by-case basis. We believe our Board of Directors needs to have certainty in its composition, coupled with a defined mechanism that provides transparency to our shareholders when reviewing the desirability of continued service in the event a Director receives a greater number of “withhold” votes than “for” votes in an uncontested election. Parker’s current director resignation policy achieves these objectives.

Again, I ask that you carefully review the materials available to you before you vote. After reviewing these materials, please consider voting the matters presented as our Board recommends, including voting AGAINST the shareholder proposal (Item 5).

Very truly yours,

/s/ Don Washkewicz

Don Washkewicz

Chairman of the Board, Chief Executive Officer and President of Parker-Hannifin Corporation

[E-mail Attachment]

Excerpt from Parker-Hannifin Corporation’s Guidelines on Corporate Governance Issues

Director Resignation Policy

8. Resignation Policy. In an uncontested election (as defined below), any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (without counting abstentions or broker non-votes as either “withheld” or “for” votes) will promptly submit a written offer of resignation to the Corporate Governance and Nominating Committee. For purposes of this Section C.8, “uncontested election” means an election in which the number of director nominees does not exceed the number of directors to be elected at the meeting.

The Corporate Governance and Nominating Committee will review and evaluate the offer of resignation and recommend to the Board that it be accepted or rejected. Within ninety (90) days following certification of the applicable election results, the Board will make and disclose publicly its decision to accept or reject the offer of resignation, and, if applicable, its reasons for rejecting the offer of resignation. The Corporate Governance and Nominating Committee and the Board will consider any and all facts and circumstances that they deem appropriate in making such recommendation or decision, including (a) the best interests of the Company and its shareholders, (b) any stated reasons why votes were withheld from the director, (c) whether and to what extent the underlying cause of the withheld votes can be cured, (d) the length of service and qualifications of the director, (e) the director’s past and expected future contributions to the Company, (f) the overall composition of the Board and (g) any potential adverse consequences of accepting the offer of resignation (e.g., breach of contractual provisions or failure to comply with applicable laws, rules, regulations, standards and the like, including those of the New York Stock Exchange, the U.S. Securities and Exchange Commission and the State of Ohio). If a majority of the members of the Corporate Governance and Nominating Committee are required to offer their resignations under this Section C.8 following the same election, the Board will make its decision to accept or reject each offer of resignation without Committee recommendation.

Any director who submits an offer of resignation pursuant to this Section C.8 will remain active and engaged in the activities of the Board and the Committees on which he or she serves while the offer of resignation is under consideration; provided, however, that the director may not participate in any discussions, recommendations or decisions of the Corporate Governance and Nominating Committee or the Board in respect of the offer of resignation.